                                 EXHIBIT 10.18

                                   AGREEMENT


         This Agreement is made as of April 4, 1996, by and between POWER BINGO CORPORATION, 4335 Industrial Road, Suite 430, Las Vegas, Nevada 89103 ("PBC"), and STUART ENTERTAINMENT, INC., 3211 Nebraska Avenue, Council Bluffs, Iowa 51501 ("Stuart"), with reference to the following fact:

                                    RECITALS

         A. PBC is engaged in the manufacture and leasing of a portable desk-top display, bingo game device, a central computer system and related software control programs suitable for playing bingo, hereinafter referred to as the "Device."

         B. Stuart desires to be the marketer, and in some case, the manufacturer, of the Devices.

         C. PBC desires to gain the benefits of Stuart's marketing capability and its network of distributors to exploit the leasing of the Devices, all on the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

         1. RECITALS. The recitals set forth above are hereby incorporated in this Agreement by reference as though fully set forth herein.

         2. TERM. The term of this Agreement shall commence on the date of execution of this Agreement and shall continue until terminated by either party upon a minimum of nine (9) months' advance written notice to the other, except as otherwise provided herein.

         3. TERRITORIES. During the term of this Agreement, PBC hereby appoints Stuart as its sole marketer of the Devices in the States and Provinces listed on Exhibit A ("Marketing Area") and PBC appoints Stuart to be its exclusive manufacturer of Devices for the States and Provinces listed on Exhibit B ("Manufacturing Area") where PBC does not have the required gaming lincenses; Stuart accepts such appointments. PBC shall be free to sell, rent or lease Devices in the States and Provinces listed on Exhibit C ("Other Area") without obligation or liability to Stuart. During the term of this Agreement, Stuart shall not manufacture, market, distribute, sell, rent or lease devices that complete with the Devices in any areas. The parties acknowledge that PBC has certain existing customers listed on Exhibit D ("Excluded Accounts") for which the payments required pursuant to Paragraph 5 do not apply. However, in the event that (a) Stuart, or its distributor is influential in preserving an Excluded Account which would have otherwise terminated its rental or lease of the Devices, or (b) Stuart, or its distributor is influential in increasing the number of Devices leased or rented by an Excluded Account, the parties agree to negotiate a payment or commission to Stuart in recognition of such influence and/or efforts in such amount as they shall mutually agree. PBC acknowledges that Stuart is currently marketing a device in the Province of Ontario that may compete with the Device, and that such arrangement shall not be deemed to be a breach of this Agreement. PBC acknowledges that Stuart manufactures and markets such products as the System 12(TM) electronic bingo system, and devices designed to be used as verifiers for bingo game operators, and that products similar to such products will not be considered competing with the Device for the purpose of this paragraph.

         4. DUTIES OF DEVICES. During the term of this Agreement, Stuart shall use its best efforts to promote the Device through personal contracts, promotional literature such as flyers and articles in newsletters, and at trade shows where Stuart is an exhibitor as deemed appropriate by the parties.

         5. COMPENSATION. During the term of this Agreement, PBC shall pay Stuart one-half of all gross revenues generated from the Devices rented or leased in the Marketing Area. In the Manufacturing Area (defined in Paragraph
3) where the parties deem it necessary that Stuart manufacture the Devices, PBC grants to Stuart the exclusive license to manufacture and lease the Devices in such territories during the term of this Agreement. PBC shall take all reasonable steps to assist Stuart in manufacturing Devices equivalent to the Devices manufactured by PBC. After Stuart has recovered twice the direct cost to manufacture each Device, Stuart shall pay to PBC one-half of all gross revenues received by Stuart from the lease or rental of each of such Devices. All payments from one party to the other shall be made no later than the fifteenth (15th) day of the following month in which revenue was received from the lease or rental of the Devices.

         6. REPRESENTATIONS AND WARRANTIES OF PBC. PBC represents and warrants to Stuart as follows:

                 (a) That it is duly incorporated in the State of Nevada and has the power to enter into this Agreement.

                 (b) That, except as set forth in Paragraph 16(b), it is the sole owner or exclusive licensee of all necessary software, patents, copyrights, technology and other intellectual property (collectively, "Intellectual Property") necessary to manufacture the Devices.

                 (c) That is has not licensed a third party otherwise consented to use of the Intellectual Property by a third party in the Marketing Area or the Manufacturing Area except for certain agreements or understandings with PBC distributors which entitle PBC to collect at least fifty percent (50%) of the gross revenue from such territories.

                 (d) That, except as set forth in Paragraph 16(b), the Devices and the Intellectual Property do not infringe on any patent, trademark, copyright or trade secret rights in any third party.

                 (e) That is believes itself and its principals to be fully capable of qualifying for gaming licenses in various jurisdictions in the event PBC were to make application for such licenses, except Eugene Pace.

                 (f) That it believes that its principals have not been convicted of any felonies, or any other crimes of moral turpitude, except Eugene Pace.

                 (g) That it is not prohibited from entering into this Agreement by any contract or other corporate obligation and that it is not required to obtain any consent from any third party to enter into or perform its obligations hereunder.

                 (h) No other party has the right to manufacture, market, distribute, lease or rent the Device, except as set forth in subparagraph (c) above and the Other Area listed on Exhibit C.

                 (i) That is will make reasonable efforts to remove Engene Pace as a director and shareholder of PBC no later than December 31, 1996.

         7. REPRESENTATIONS AND WARRANTIES OF STUART. Stuart represents and warrants to PBC as follows:

                 (a) That is duly incorporated in the State of Delaware and that it has full power to enter into this Agreement.

                 (b) That is has and has obtained and maintains all gaming licenses and consents necessary to conduct its business as it is now conducted.

                 (c) That it is not prohibited from entering into this Agreement by any contract or other corporate obligation and that it is not required to obtain any consent from any third party to enter into this contract or perform its obligations hereunder.

         8.  INDEMNIFICATIONS

                 (a) PBC agrees to protect, save, indemnify and hold Stuart harmless from and against any and all liabilities, damages, costs, expenses (including reasonable attorneys fees and costs), demands, actions, causes of action and any other liability whatsoever arising out of or in any way related to (i) any breach of warranty or representation of PBC, and (ii) any claims of actual or alleged infringement of any patent, trademark, copyright or trade secret related to the Device or the Intellectual Property brought by a third party. The indemnity in (ii) above shall be limited in all events to the sum of

         $500,000.00 which may be covered by insurance obtained by PBC for such purpose. The parties may from time to time discuss the increase in the limits of any insurance policy held by PBC with each party sharing the cost of the increase.

                 (b) Stuart agrees to protect, save, indemnify and hold PBC harmless from and against any and all liabilities, damages, costs, expenses (including reasonable attorneys fees and costs), demands, actions, causes of action and any other liability whatsoever arising out of or in any way related to any breach of warranty or representation of PBC,

         9. MINIMUM RATES. The parties agree to distribute and lease the Devices at minimum rates mutually agreed by the parties based upon market conditions and demand for the Device.

         10. TRAINING. PBC shall provide reasonable assistance in the training of personnel for a reasonable period of time to facilitate leasing of the Device in the Marketing Area and the Manufacturing Area.

         11. PERMUTATIONS. Stuart hereby grants to PBC a nonexclusive license to use the permutations owned by Stuart for Devices in the Marketing Area.
Such license shall survive termination of this Agreement, but only at those specific locations utilizing the permutations at the time of termination.

         12.  TERMINATION.

                 (a) This Agreement shall terminate thirty (30) days after either party gives written notice to the other party that the other party is in material breach of its obligations under this Agreement, with reasonable detail of the facts and circumstances claimed as a basis for the breach, unless the other party cures such breach within thirty (30) days after receipt of such written notice.

                 (b) Stuart may terminate this Agreement on a minimum of thirty (3) days advance written notice in the event that Eugene Pace remains as an officer, director, shareholder or contractor of PBC and Stuart has a bona fide good faith belief, supported by objective evidence from a governmental agency (but not necessarily written) that one or more of its gaming licenses may be adversely affected by its relationship with PBC. In the event Stuart shall terminate the Agreement under this subparagraph (b), Stuart shall not be obligated to make payments to PBC pursuant to Paragraph 14(b), thereafter.

         13. RESULT OF TERMINATION. Upon termination of this Agreement for any reason, Stuart shall immediately return to PBC at Stuart's cost all Devices received from PBC other than Devices manufactured by Stuart which shall be retained by Stuart. In the event of termination of this Agreement for any reason, PBC shall thereupon, at its option, be subrogated immediately to any agreements, rights and relations of Stuart's with dealers, salesmen or other representatives appointed by Stuart for leasing PBC's Devices and all such agreements shall contain a clause allowing assignment of such agreement to PBC upon termination of this Agreement.

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         14.  PAYMENTS AFTER TERMINATION.

                 (a) In the event PBC terminates this Agreement without cause pursuant to Paragraph 2, or Stuart terminates this Agreement because to a material breach by PBC which is not timely cured pursuant to Paragraph 12, PBC shall pay to Stuart for each of twenty-four (24) months following the date of termination an amount equal to one hundred fifty percent (150%) of the "average monthly payment" (as defined in subparagraph (c)) made by PBC to Stuart under the terms of this Agreement. Such payments shall represent the sole and exclusive remedy to Stuart for a breach by PBC. In the event PBC terminates this Agreement due to a material breach by Stuart which is not timely cured pursuant to Paragraph 12, PBC shall not be obligated to Stuart for any payments after termination.

                 (b) In the event Stuart terminates this Agreement without cause pursuant to Paragraph 2, or PBC terminates this Agreement because of a material breach by Stuart which is not timely cured pursuant to Paragraph 12, provided Stuart has the continued license to operate the Devices in the Manufacturing Area, Stuart shall pay to PBC for each of twenty-four (24) months following the date of termination an amount equal to one hundred fifty percent (150%) of the "average monthly payment" (as defined in subparagraph (c)) made to PBC to Stuart under the terms of this Agreement. Such payments shall represent the sole and exclusive remedy to PBC for a breach by Stuart. In the event Stuart terminates this Agreement due to a material breach by PBC which is not timely cured pursuant to Paragraph 12, Stuart shall not be obligated to Stuart for any payments after termination.

                 (c) For all purposes of this Paragraph, the "average monthly payment" shall be calculated by averaging the fifteen (15) most recent monthly payments made immediately prior to the notice of termination (or in the event termination occurs less than fifteen (15) months from commencement, then the measure shall be the average of the payments during the term).

         15. AUDIT RIGHTS. Either party shall have the right to audit the books and records of the other party necessary to calculate and confirm the revenues received by each party in the lease or rental of the Devices in the Marketing Area or the Manufacturing Area. Such audit shall be conducted at the respective party's sites where such records are located and shall be conducted during normal business hours on reasonable advance notice.

         16. TRADEMARK. During the term of this Agreement, the parties agree to market the Devices under the name "Power Bingo King." Upon termination of this Agreement, all rights to the name "Power Bingo" shall remain solely with PBC and all rights to the name "Bingo King" shall remain solely with Stuart.





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         17.  MISCELLANEOUS.

                 (a) Final and Entire Agreement; Integration. This Agreement contains the final, entire and exclusive agreements between the parties and supersedes any and all prior agreements, negotiations and communications, oral or written. Each party has made such investigation of the facts pertaining to this Agreement and all matters pertaining hereto as it has determined necessary. No representation, promise, inducement or statement of intention has been made by any party or any manner or type whatsoever which is not set forth herein.

                 (b) Disclosure. Stuart is aware of an action entitled Bingo Cardminder Corporation vs. Power Bingo Ltd., filed in the U.S. District Court for the No. District of California, Civil Action No. C-94-334-FMS, in which the trial court found that the device used by defendant therein infringed against the plaintiff's patent. This case is currently on appeal. Stuart is aware of an action entitled Bingo Cardminder Corporation vs. Power Bingo Corporation, et.al., filed in the U.S. District Court for the No. District of California, Civil Action No. C-96-20141-RMW, on February 26, 1996. Such acknowledgement by Stuart and disclosure by PBC shall not be deemed as any kind of waiver by Stuart not shall diminish in any way Stuart's right to indemnity pursuant to Paragraph 6(a) hereof.

                 (c) Writing. Unless otherwise provided herein, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the parties.

                 (d) Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

                 (e) Severability. If any clause, provision, covenant or condition of this Agreement is unenforceable, illegal or invalid, the remaining provisions shall nevertheless be carried into effect.

                 (f) Authority. Each party executing this Agreement represents and warrants that he has the authority to bind his principal to this Agreement. All of the covenants, releases and agreements herein contain in favor of the persons or entities released are made for the express benefit or each and all of such persons or entities, each of whom has the right to enforce such provisions, and their successors and assigns.

                 (g) Notice. All notices, demands or requests ("Notice") made pursuant to, under or by virtue of this Agreement must be in writing and delivered personally or mailed postage prepaid by registered or certified mail, return receipt requested, or sent by Federal Express, addressed as set forth above. Any Notice to PBC shall also be sent





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
         to 3858 Carson, Suite 127, Torrance, California 90503, with a copy to Fainsbert Mase & Snyder, LLP, 11835 West Olympic Boulevard, Suite 1100, Los Angeles, California 90064, Attention: John A. Mase. Any party may designate a different address by Notice similarly given.
         Any Notice so given, delivered or made by United States mail shall be deemed to have been given or delivered or made on the third business day following the day on with the same is deposited in the United States mail as registered or certified mail, return receipt requested, addressed as above provided, with postage thereon fully prepaid. Any such Notice not given, delivered or made by registered or certified mail as aforesaid, shall be deemed to be given, delivered or made on receipt of the same by the party to whom the same is to be given, delivered or made.

                 (h) No Agency. This Agreement does not constitute Stuart the agent or legal representative of PBC for any purpose whatsoever. Stuart is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, in behalf of, or in the name of PBC, or to bind PBC in any manner.

                 (i) Applicable Law. This Agreement shall be interpreted, applied and enforced under and pursuant to the laws of the State of Iowa.

                 (j) Arbitration. The exclusive method for resolving any controversy, claim or dispute between the parties arising out of or in any way related to this Agreement, other than one seeking injunction relief, shall be settled and determined by binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration shall be heard by a panel of three arbitrators; each party shall select one arbitrator, and the two selected arbitrators shall select the third arbitrator. The rules which pertain to depositions and discovery in arbitration proceedings is hereby incorporated into and made as part of this Agreement.

                 (k) Attorney's Fees. If any action in law or equity, including an action for declaratory relief or arbitration proceeding, is brought to enforce or interpret provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs, which may be determined in the same action or any separate action brought for that purpose in addition to any other relief to which the party may be entitled.

                 (l) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective shareholders, partners, directors, officers, heirs, successors, representatives and assigns. This Agreement may not be assigned without the express written consent of the other party, which shall not be unreasonably withheld. This Agreement and the licenses contained herein are intended by the parties to survive in the event PBC sells substantially all of its assets or transfers all or a portion of its business related to the Device and the Intellectual Property.





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
                 (m) Language. The language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against any party hereto.

                 (n) Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 (o) Number, Gender and Tense. All words used in this Agreement shall be construed to include the plural as well as the singular number, the present tense shall include the past and future tense, and the masculine gender shall include the feminine and neuter gender.

                 (p) Mutual Cooperation. The parties hereto agree to cooperate each with the other to effectuate this Agreement and to execute any and all additional documents or to take such additional action as may be necessary or appropriate to that end.





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         IN WITNESS WHEREOF, the parties hereby have executed this Agreement effective as of the day and year first written above.

Dated:  April 4, 1996                   POWER BINGO CORPORATION, a Nevada
                                        corporation



                                        By /s/David Facciani
                                           -------------------------------------
                                              David Facciani, President


Dated:  April 4, 1996                   STUART ENTERTAINMENT, INC., a
                                        Delaware corporation



                                        By /s/Tim Stuart
                                           -------------------------------------
                                              Tim Stuart, President





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
         In consideration of the agreement executed on this date ("Agreement"), Power Bingo Corp., for the benefit of Stuart Entertainment, Inc. ("Stuart") and in consideration of the obligations undertaken by Stuart in such agreement hereby agrees to establish the following trust:

         1.      The trust shall have assets contributed as follows:

                 (a) PBC shall contribute 20% of the revenues generated in favor of PBC under the Agreement, until the trust has of $250,000.
         PBC will not be required to contribute any more to the trust.

         2. Stuart shall be the beneficiary of the trust, but only to the extent that it is required under a certain patient indemnity contained in paragraph 8(a) of the Agreement. It is the intent that Stuart shall receive a maximum patent indemnity from PBC of $500,000 that is to be paid either from or through insurance proceeds or through the trust created herein. Nothing in this Agreement shall be construed to increase the indemnity obligations of PBC contained in the Agreement.

         3. The trust may be terminated upon (a) the dismissal, with prejudice of the suit titled Bingo CardMinder Corp. vs. PBC et al filed in U.S. District Court for the Northern District of California, or (b) the satisfaction of the patent indemnity obligations of PBC in favor of Stuart under the Agreement. Upon termination, the assets of the trust shall be returned to PBC.

         4. The parties acknowledge that the trust is to be created by appropriate documentation so that such trust and its purpose shall not be affected in any way by any bankruptcy proceedings concerning PBC.

         IN WITNESS WHEREOF, the parties have executed this agreement on the 4th day of April 1996.

POWER BINGO CORP.                          STUART ENTERTAINMENT, INC.



By /s/David Facciani                       By /s/Tim Stuart
   --------------------------                 --------------------------




                                       10
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                                   EXHIBIT A


         All areas in North America not specifically referenced on either Exhibit B or Exhibit C.

                                   EXHIBIT B


         The State of Washington, the province of Ontario, and such other jurisdictions as the parties may agree to from time to time.

                                   EXHIBIT C


         Arizona, New Mexico, Nevada and California (except for the counties of San Bernardino, Riverside, Orange, San Diego and Imperial).

         Provided, however, that in the event that PBC shall obtain new installations of the Device occurring after the date of this Agreement in New Mexico, Stuart shall receive 25% of the gross revenues receive by PBC.

         Provided, however, that in the event that PBC shall obtain new installations of the Device occurring after the date of this Agreement in Arizona, Stuart shall receive 20% of the gross revenues received by PBC.

                                   EXHIBIT D

                         SCHEDULE OF EXISTING CUSTOMERS


         1.      Lac Courte Oreilles--Wisconsin

         2.      Stockbridge--Wisconsin

         3.      Evergreen Seniors--Brunswick, Maine

         4.      VIP Hall--Portland, Maine

         5.      Fairfield--Maine

         6.      Creek Nation (Multiple)--Oklahoma and Atmore Alabama

         7.      Choctan Nation (Multiple)--Oklahoma

         8.      Lucky Star--Oklahoma

         9.      Seminole Tribe--Oklahoma

         10.     Delaware Tribe--Oklahoma

         11.     Cherokee Nation--Oklahoma

         12.     Military--

                          (a)     Hunter, Georgia

                          (b)     Fort Stewart, Georgia

                          (c)     Fort Hood, Texas

                          (d)     Sam Houston, Texas

                          (e)     Randolph, Texas

                          (f)     Jacksonville, Florida

                          (g)     Fort Leonard, Kansas

         13.     Soboba Tribe--Hemet, California

         14.     Sycuan Tribe--San Diego, California

         15.     Browning--Montana

         16.     Fort Randall--South Dakota

         17.     789--Riverton, Wyoming

         18.     Rosebud--South Dakota

         19.     Rock Springs--Wyoming

         20.     Brandon--South Dakota

         21.     Rapid City--Wyoming

         22.     Two (2) pending--Wyoming





                                      D-2